KPMG PEAT MARWICK LLP
1600 Market Street
Philadelphia, Pa  19103-7212



The Board of Directors
Premier Bancorp, Inc.:

We consent to the use of our report attached to the prospectus as Annex A and to the reference to our firm under the heading"Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP
--------------------------
KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
September 25, 1998